EXHIBIT 10.2

March 11, 2009

Ayelet Dugary
60 Park Street
Tenafly, NJ 07670

Dear Mrs. Dugary:

This letter sets forth proposals for the amendment of your employment agreement with SIGA Technologies, Inc., dated as of January 22, 2007 (the “Original Employment Agreement”).

1.	We hereby propose to amend the Original Employment Agreement by adding the following sentence at the end of Section 1:

“In the event that the Company provides notice of its desire not to renew this Agreement in accordance with the preceding sentence, Executive shall be entitled to the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for one year (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment continued).”

2.	We hereby propose to amend the Original Employment Agreement by replacing Section 2(a) with the following:

“Employment by the Company.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement.  Executive shall serve Acting Chief Financial Officer of the Company and shall report to the Board of Directors, the Chief Executive Officer or any other executive officer of the Company in a position senior to her.”

3.	We hereby propose to amend the Original Employment Agreement by replacing the last sentence of Section 2(b) with the following:

“In her capacity as the Acting Chief Financial Officer of the Company, Executive shall have such duties and responsibilities as she may be assigned by the Board of Directors, Chief Executive Office or other executive officer of the Company in a position senior to her not inconsistent with her position as Acting Chief Financial Officer of the Company.”

4.	We hereby propose to amend the Original Employment Agreement by replacing the first sentence of Section 3(a) with the following:

“Base Salary.  The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $225,000, subject to any cost of living adjustments as may be approved by the Board of Directors of the Company.”

5.	We hereby propose to amend the Original Employment Agreement by adding the following sentence at the end of Section 3(a):

“The Base Salary set forth in this Section 3(a) shall be effective as of March 1, 2009.”

6.	We hereby propose to amend the Original Employment Agreement by replacing the first sentence of Section 3(b) with the following:

“Annual Bonus. The Company will pay Executive an annual cash bonus of $50,000.”

If you agree to the foregoing, please sign where indicated below and return the signed copy to me.  Otherwise, the agreement will continue in full force and effect, without amendment.

                                                        Sincerely,

                                                        SIGA TECHNOLOGIES, INC.

                                                        /s/ Eric Rose
                                                        Name: Eric Rose
                                                        Title:   Chief Executive Officer

AGREED AND ACCEPTED

/s/ Ayelet Dugary
Ayelet Dugary

Date:   March 11, 2009